Exhibit 99.1

Expion Energy Appoints Robert Winspear as Chief Financial Officer

Veteran Financial Executive Brings More Than 30 Years of Public Company and Capital Markets Experience

REDMOND, OR – August 27, 2026 – Expion Energy, Inc., formerly known as Expion360 Inc. (Nasdaq: XPON) (“Expion” or the “Company”), a leader in energy storage solutions and delivery that is entering the oil and gas sector to capture rising demand driven by power generation needs, industrial growth, and long-term expansion LNG markets, today announced that its Board of Directors has appointed Robert “Bob” Winspear as Chief Financial Officer, effective August 25, 2026. Mr. Winspear succeeds Shawna Bowin, who will remain with the Company through the end of October 2026 to assist with the transition of her roles and responsibilities.

Mr. Winspear has over 30 years of experience as an executive officer and director of both private and public companies. From September 2021 to June 2026, Mr. Winspear served as a director and Chief Financial Officer of Blackboxstocks Inc., including through the completion of its $1 billion merger with REalloys Inc. (Nasdaq: ALOY). Prior to joining Blackboxstocks, Mr. Winspear had been the President of Winspear Investments LLC, a Dallas-based private investment firm specializing in lower middle market transactions. From May 2014 to June 2017, he served as Vice President, Secretary and Chief Financial Officer of Excel Corporation, a credit card processing company (formerly EXCC). Mr. Winspear has served on the boards of several private and public entities, and has led M&A transactions valued in excess of $1.5 billion and capital raising transaction valued in excess of $500 million. Mr. Winspear started his career with Arthur Andersen in Dallas, Texas, and earned a BBA and an MPA from the University of Texas at Austin.

“Bob brings the public company discipline, capital markets experience and transaction expertise that Expion needs as we build a two-platform energy company,” said Kevin Sellers, Chief Executive Officer of Expion Energy. “His experience as both an operator and investor, combined with his background in public company finance, SEC reporting, capital raising and M&A, will be valuable as we advance our oil and gas exploration platform alongside our established lithium battery business. We are excited to have him join the team at this important stage in Expion’s evolution.

“I also want to thank Shawna for her leadership and continued commitment to Expion through this transition,” continued Mr. Sellers. “She has played an important role in strengthening our financial reporting and internal processes, and we appreciate her willingness to remain with the Company through October to help ensure a smooth transition.”

Mr. Winspear added, “Expion is at an important inflection point, with an established battery business and a newly established exploration platform positioned to participate in ever-increasing demand across the energy sector. I have spent more than three decades evaluating, financing and operating businesses across a wide range of industries, and I look forward to working with Kevin, the Board, and the broader team to build the financial foundation necessary to support Expion’s next phase of growth.”

In connection with his appointment as Chief Financial Officer, Mr. Winspear entered into an employment agreement with the Company (the “Winspear Employment Agreement”) effective August 25, 2026.

Pursuant to the terms of the Winspear Employment Agreement, Mr. Sellers is entitled to a base salary and eligible for an annual cash incentive bonus. In addition, the Compensation Committee approved a grant to Mr. Winspear of 30,000 restricted stock units, and a conditional grant of 15,000 stock options, as an inducement award pursuant to Nasdaq Listing Rule 5635(c)(4). Twenty-five percent of the awards will vest on the first anniversary of the grant date, and the remainder will vest in 12 equal quarterly installments thereafter, in each case subject to Mr. Winspear’s continued employment.

About Expion Energy

Expion Energy is entering the oil and gas sector to capture rising demand driven by power generation needs, industrial growth, and long-term expansion of LNG markets. The Company will target opportunistic growth through selective acquisitions and development projects that provide scale, enhance value, and support sustained shareholder value. The Company recently changed its corporate name from “Expion360 Inc.” to “Expion Energy, Inc.” to better align with its expanded energy platform and broadened operating strategy.

Expion Energy is an industry leader in premium lithium iron phosphate (LiFePO4) batteries and accessories for recreational vehicles, marine applications, Light EV and industrial applications. The Company’s lithium-ion batteries feature half the weight of standard lead-acid batteries while delivering three times the power and ten times the number of charging cycles. Expion Energy batteries also feature better construction and reliability compared to other lithium-ion batteries on the market due to their superior design and quality materials. Specially reinforced, fiberglass-infused, premium ABS casing and solid mechanical connections help provide top performance and safety. Expion Energy delivers advanced lithium battery technology that powers every adventure, every mission, for the moments that matter.

Expion Energy is headquartered in Redmond, Oregon.

To learn more about the Company, visit www.expion360.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements relate to, among other things, statements regarding the transition of the Chief Financial Officer role, and the Company’s strategy, growth initiatives and business prospects, including the development of its oil and gas exploration platform and the continued operation of its lithium battery business. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Company Contact:

541-797-6714

Shawna.Bowin@expion360.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

XPON@mzgroup.us

www.mzgroup.us